UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 17, 2012

Warwick Valley Telephone Company
(Exact name of registrant as specified in its charter)

New York	0-11174	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick, New York		10990
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	845-986-8080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2012, Warwick Valley Telephone Company (the “Company”) appointed David J. Cuthbert as its President. Mr. Cuthbert will continue to serve as the Company’s Chief Operating Officer. Duane W. Albro, the Company’s Chief Executive Officer, previously served as the Company’s President. Mr. Cuthbert’s compensation remains unchanged after his appointment.

Mr. Cuthbert, age 37, was appointed to the Company’s board of directors in December 2011 and was appointed as the Company’s Executive Vice President and Chief Operating Officer upon joining the Company in August 2011 in connection with the Company’s acquisition of substantially all of the assets of Alteva, LLC, a cloud-based Unified Communications solutions provider and enterprise hosted Voice over Internet Protocol provider. Mr. Cuthbert also serves as President of the Company’s subsidiaries, USA Datanet Inc. and Alteva Inc. He joined Alteva, LLC in 2006 as its Director of Operations and in August 2010 became President and Chief Executive Officer. Mr. Cuthbert is a graduate of the United States Naval Academy and a former Naval Special Operations Officer. In this capacity, he led underwater and land bomb disposal teams domestically and abroad. In 2003, Mr. Cuthbert was assigned leadership responsibility for the Navy's leading nuclear weapon casualty response detachment. His process innovation and mission accomplishment record earned him several high level unit and individual awards for leadership. Mr. Cuthbert is active in groups advocating cloud-based unified communications solutions and is a founding member of “The Captains” — a Naval Academy networking group focused on professional development, peer mentorship, and social responsibility. Mr. Cuthbert also serves on the Board of Trustees for the United States Naval Academy Foundation.

Effective October 21, 2011, the Company entered into a Lock-Up and Put Agreement with the former members of Alteva, LLC who received shares of the Company’s common stock in connection with the Company’s purchase of substantially all of the assets of Alteva, LLC. Mr. Cuthbert is a former member of Alteva, LLC and received 25,148 shares of the Company’s common stock in connection with the transaction. Under the Lock-Up and Put Agreement, each member of Alteva, LLC, including Mr. Cuthbert, has the option to sell their shares to the Company within a certain prescribed time period at a predetermined price (the “Alteva Put”). The Alteva, LLC members may exercise their Alteva Put with respect to half of their shares within a 60-day period commencing on October 21, 2012 and the other half within a 60-day period commencing on December 15, 2012. The purchase price of the Alteva Put will be the greater of (i) the closing price of the Company’s common stock on the date of exercise of the Alteva Put or (ii) $11.74. The Lock-Up and Put Agreement also includes a purchase price protection for the former members of Alteva, LLC, including Mr. Cuthbert. The purchase price protection provides that if the price of the Company’s common stock for the 30 trading days immediately prior to October 21, 2012 or December 15, 2012 (but excluding the three trading days prior to and after the record date for any cash dividend declared by the Company) (the “Release Date Price”) is less than $11.74, then the Company will issue to the Alteva, LLC members the aggregate number of shares of the Company’s common stock equal to the difference between $1,600,000 and the market value of 50% of the aggregate shares on October 21, 2012 or December 15, 2012, or 100% of the aggregate shares if the Release Date Price is less than $11.74 on both dates.

The press release announcing Mr. Cuthbert’s appointment is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 20, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: July 20, 2012	By:	/s/ Duane W. Albro
Duane W. Albro
Chief Executive Officer